Exhibit 99.1

EPR PROPERTIES REPORTS SECOND QUARTER 2019 RESULTS
Increases 2019 Investment Spending Guidance

Kansas City, MO, July 31, 2019 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2019.

Three Months Ended June 30, 2019

•
Total revenue was $175.7 million for the second quarter of 2019, compared to $202.9 million for the same quarter in 2018. Total revenue for the second quarter in 2018 included a $45.9 million prepayment fee relating to a recreation segment mortgage note.

•
Net income available to common shareholders was $60.6 million, or $0.79 per diluted common share, for the second quarter of 2019 compared to $85.5 million, or $1.15 per diluted common share, for the same quarter in 2018.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the second quarter of 2019 was $93.4 million, or $1.22 per diluted common share, compared to $139.0 million, or $1.84 per diluted common share, for the same quarter in 2018.

•
FFO as adjusted (FFOAA) (a non-GAAP financial measure) for the second quarter of 2019 was $105.2 million, or $1.36 per diluted common share, compared to $141.8 million, or $1.87 per diluted common share, for the same quarter in 2018.

Six Months Ended Ended June 30, 2019

•
Total revenue was $340.2 million for the six months ended June 30, 2019, compared to $357.8 million for the same period in 2018. Total revenue for the six months ended June 30, 2018 included a $45.9 million prepayment fee relating to a recreation segment mortgage note.

•
Net income available to common shareholders was $119.9 million, or $1.59 per diluted common share, for the six months ended June 30, 2019 compared to $109.0 million, or $1.47 per diluted common share, for the same period in 2018.

•
FFO (a non-GAAP financial measure) for the six months ended June 30, 2019 was $186.5 million, or $2.45 per diluted common share, compared to $200.1 million, or $2.67 per diluted common share, for the same period in 2018.

•
FFOAA (a non-GAAP financial measure) for the six months ended June 30, 2019 was $207.8 million, or $2.72 per diluted common share, compared to $235.8 million, or $3.12 per diluted common share, for the same period in 2018.

“This was a very productive quarter for EPR.  Not only is deal velocity increasing, but the credit profile of our asset base has significantly strengthened,” commented Greg Silvers, President and CEO.  “Furthermore, the market’s support of our experiential strategy has allowed us to issue all the equity needed to fund our upsized investment spending guidance, while also de-leveraging our balance sheet.  As a result, we believe we are well positioned to take advantage of increasing interest in experiential assets and the opportunities presented.”

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at June 30, 2019:

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The Entertainment segment included investments in 176 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and 12 other entertainment properties. The Company’s portfolio of owned entertainment properties consisted of 14.7 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Recreation segment included investments in 12 ski areas, 23 attractions, 35 golf entertainment complexes and 13 other recreation properties. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Education segment included investments in 51 public charter schools, 71 early education centers and 16 private schools. The Company’s portfolio of owned education properties consisted of 4.3 million square feet and was 98% leased.

•	The Other segment consisted primarily of the land under ground lease and land held for development related to the Resorts World Catskills project in Sullivan County, New York.

The Company's combined owned portfolio consisted of 23.3 million square feet and was 99% leased. As of June 30, 2019, the Company also had a total of $80.7 million invested in property under development.

Vail Resorts Acquisition of Peak Resorts

On July 22, 2019, two of the Company's ski customers announced that one of them, Vail Resorts Inc., would acquire the other, Peak Resorts Inc. The Company currently has ski investments in Vail’s NorthStar California Resort and eight Peak properties located in four states. The Company expects to continue holding these investments with no structural changes. If the transaction had been consummated at June 30, 2019, Vail would have been one of the Company's top five customers by revenue during the second quarter.

Investment Update

The Company's investment spending for the three months ended June 30, 2019 totaled $391.9 million (bringing the year-to-date investment spending to $566.5 million), and included investments in each of its operating segments:

•
Entertainment investment spending during the three months ended June 30, 2019 totaled $311.6 million, including spending on the acquisition of 19 megaplex theatres totaling $284.5 million, and build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and other entertainment properties.

•
Recreation investment spending during the three months ended June 30, 2019 totaled $56.8 million, including spending on the acquisition of two attractions totaling $24.0 million, and build-to-suit development of golf entertainment complexes and attractions.

•
Education investment spending during the three months ended June 30, 2019 totaled $23.5 million, including spending on the acquisition of one early education center totaling $2.6 million, and build-to-suit development and redevelopment of public charter schools, early education centers and private schools.

Capital Recycling

During the second quarter of 2019, pursuant to tenant purchase options, the Company completed the sale of four public charter schools for net proceeds totaling $46.7 million and recognized a combined gain on sale of $8.2 million. In addition, the Company completed the sale of one other public charter school and one land parcel for net proceeds totaling $11.5 million and recognized a combined gain on sale of $1.6 million.

Disposition proceeds totaled $95.8 million for the six months ended June 30, 2019. There were no mortgage payoffs during the second quarter.
Subsequent to quarter end, on July 1, 2019, the Company received repayment in full on its mortgage notes receivable totaling $189.7 million associated with the Schlitterbahn waterparks.

Balance Sheet Update
The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.8x at June 30, 2019. The repayment in full of the $189.7 million Schlitterbahn mortgage notes received after quarter-end, which was applied to reduce the outstanding amount on the Company's line of credit, reduced this ratio to within management's normal expected range. The Company had $6.9 million of unrestricted cash on hand and a $240.0 million outstanding balance under its $1.0 billion unsecured revolving credit facility at June 30, 2019.
During the quarter, the Company issued 2.0 million common shares under its Dividend Reinvestment and Direct Share Purchase Plan (DSPP) for net proceeds of $157.6 million bringing the year to date issuances under this plan to 3.1 million common shares for net proceeds of $236.6 million.
Dividend Information

The Company declared regular monthly cash dividends during the second quarter of 2019 totaling $1.125 per common share. This dividend represents an annualized dividend of $4.50 per common share, an increase of 4.2% over the prior year, and is the Company's ninth consecutive year with a significant annual dividend increase.

The Company also declared second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

2019 Guidance

The Company's updated 2019 guidance for net income per diluted share is $2.99 to $3.15. The Company is narrowing its guidance for 2019 FFO as adjusted per diluted share to a range of $5.32 to $5.48 from a range of $5.30 to $5.50 and increasing its 2019 investment spending guidance to a range of $700.0 million to $850.0 million from a range of $600.0 million to $800.0 million. The Company is confirming its 2019 expected disposition proceeds range of $300.0 million to $400.0 million.

FFO as adjusted guidance for 2019 is based on FFO per diluted share of $4.92 to $5.05 adjusted for estimated transaction costs, termination fees related to public charter schools, deferred income tax benefit and the impact of Series C and Series E dilution. FFO per diluted share is based on a net income per diluted share range of $2.99 to $3.15 less estimated gain on sale of real estate of a range of $0.30 to $0.33 and the impact of Series C and Series E dilution of $0.04, plus estimated real estate depreciation of $2.24 and allocated share of joint venture depreciation of $0.03 (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2019 is available on the Company's website at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Rental revenue	$157,330	$137,019	$308,053	$269,943
Other income	5,726	646	6,070	1,276
Mortgage and other financing income	12,642	65,202	26,117	86,616
Total revenue	175,698	202,867	340,240	357,835
Property operating expense	14,771	7,334	30,564	14,898
Other expense	8,091	—	8,091	—
General and administrative expense	12,230	12,976	24,360	25,300
Litigation settlement expense	—	2,090	—	2,090
Costs associated with loan refinancing or payoff	—	15	—	31,958
Interest expense, net	36,278	34,079	70,104	68,416
Transaction costs	6,923	405	12,046	1,014
Impairment charges	—	16,548	—	16,548
Depreciation and amortization	42,355	37,582	82,098	75,266
Income before equity in income (loss) from joint ventures and other items	55,050	91,838	112,977	122,345
Equity in income (loss) from joint ventures	470	(88)	959	(37)
Gain on sale of real estate	9,774	473	16,102	473
Income before income taxes	65,294	92,223	130,038	122,781
Income tax benefit (expense)	1,300	(642)	1,905	(1,662)
Net income	66,594	91,581	131,943	121,119
Preferred dividend requirements	(6,034)	(6,036)	(12,068)	(12,072)
Net income available to common shareholders of EPR Properties	$60,560	$85,545	$119,875	$109,047
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.80	$1.15	$1.59	$1.47
Diluted earnings per share data:
Net income available to common shareholders	$0.79	$1.15	$1.59	$1.47
Shares used for computation (in thousands):
Basic	76,164	74,329	75,426	74,238
Diluted	76,199	74,365	75,467	74,273

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	June 30, 2019	December 31, 2018
Assets
Real estate investments, net of accumulated depreciation of $954,806 and $883,174 at June 30, 2019 and December 31, 2018, respectively	$5,598,246	$5,024,057
Land held for development	28,080	34,177
Property under development	80,695	287,546
Operating lease right-of-use assets	220,758	—
Mortgage notes and related accrued interest receivable	550,131	517,467
Investment in direct financing leases, net	20,675	20,558
Investment in joint ventures	35,658	34,486
Cash and cash equivalents	6,927	5,872
Restricted cash	5,010	12,635
Accounts receivable	108,433	98,369
Other assets	92,042	96,223
Total assets	$6,746,655	$6,131,390
Liabilities and Equity
Accounts payable and accrued liabilities	$126,015	$168,463
Operating lease liabilities	245,372	—
Dividends payable	35,118	32,799
Unearned rents and interest	78,629	79,051
Debt	3,216,623	2,986,054
Total liabilities	3,701,757	3,266,367
Total equity	$3,044,898	$2,865,023
Total liabilities and equity	$6,746,655	$6,131,390

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
FFO: (A)
Net income available to common shareholders of EPR Properties	$60,560	$85,545	$119,875	$109,047
Gain on sale of real estate	(9,774)	(473)	(16,102)	(473)
Impairment of real estate investments	—	16,548	—	16,548
Real estate depreciation and amortization	42,098	37,359	81,612	74,823
Allocated share of joint venture depreciation	554	58	1,109	116
FFO available to common shareholders of EPR Properties	$93,438	$139,037	$186,494	$200,061

FFO available to common shareholders of EPR Properties	$93,438	$139,037	$186,494	$200,061
Add: Preferred dividends for Series C preferred shares	1,939	1,940	3,878	3,880
Add: Preferred dividends for Series E preferred shares	1,939	—	3,878	—
Diluted FFO available to common shareholders of EPR Properties	$97,316	$140,977	$194,250	$203,941

FFOAA: (A)
FFO available to common shareholders of EPR Properties	$93,438	$139,037	$186,494	$200,061
Costs associated with loan refinancing or payoff	—	15	—	31,958
Transaction costs	6,923	405	12,046	1,014
Litigation settlement expense	—	2,090	—	2,090
Termination fee included in gain on sale	6,533	—	11,534	—
Deferred income tax (benefit) expense	(1,675)	235	(2,284)	663
FFOAA available to common shareholders of EPR Properties	$105,219	$141,782	$207,790	$235,786

FFOAA available to common shareholders of EPR Properties	$105,219	$141,782	$207,790	$235,786
Add: Preferred dividends for Series C preferred shares	1,939	1,940	3,878	3,880
Add: Preferred dividends for Series E preferred shares	1,939	1,939	3,878	3,878
Diluted FFOAA available to common shareholders of EPR Properties	$109,097	$145,661	$215,546	$243,544

FFO per common share:
Basic	$1.23	$1.87	$2.47	$2.69
Diluted	1.22	1.84	2.45	2.67
FFOAA per common share:
Basic	$1.38	$1.91	$2.75	$3.18
Diluted	1.36	1.87	2.72	3.12
Shares used for computation (in thousands):
Basic	76,164	74,329	75,426	74,238
Diluted	76,199	74,365	75,467	74,273

Weighted average shares outstanding-diluted EPS	76,199	74,365	75,467	74,273
Effect of dilutive Series C preferred shares	2,158	2,110	2,151	2,104
Adjusted weighted average shares outstanding-diluted Series C	78,357	76,475	77,618	76,377
Effect of dilutive Series E preferred shares	1,628	1,604	1,625	1,601
Adjusted weighted average shares outstanding-diluted Series C and Series E	79,985	78,079	79,243	77,978

Other financial information:
Straight-lined rental revenue	$3,223	$2,060	$5,637	$3,934
Dividends per common share	$1.125	$1.080	$2.250	$2.160

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. In addition to FFO, the Company presents FFO as adjusted (FFOAA). Management believes it is useful to provide FFOAA as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFOAA is FFO plus costs (gain) associated with loan refinancing or payoff, transaction costs, severance expense, litigation settlement expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and provision for loan losses, and by subtracting gain on early extinguishment of debt, gain on insurance recovery and deferred tax benefit (expense). FFO and FFOAA are non-GAAP financial measures. FFO and FFOAA do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFOAA the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three and six months ended June 30, 2019. Therefore, the additional 2.2 million common shares and 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and diluted FFOAA per share for the three and six months ended June 30, 2019.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three and six months ended June 30, 2018. Therefore, the additional 2.1 million common shares shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and diluted FFOAA per share for the three and six months ended June 30, 2018.

The conversion of the 9.00% Series E cumulative convertible preferred shares would not be dilutive to FFO per share for the three and six months ended June 30, 2018. Therefore, the additional 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted FFO per share for the three and six months ended June 30, 2018. The conversion of the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFOAA per share for the three and six months ended June 30, 2018. Therefore, the additional 1.6 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFOAA per share for the three and six months ended June 30, 2018.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income (both reported in accordance with GAAP) to Net Debt, EBITDAre, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	June 30,
	2019	2018
Net Debt: (B)
Debt	$3,216,623	$2,983,975
Deferred financing costs, net	31,957	36,020
Cash and cash equivalents	(6,927)	(3,017)
Net Debt	$3,241,653	$3,016,978

	Three Months Ended June 30,
	2019	2018
EBITDAre and Adjusted EBITDA:
Net income	$66,594	$91,581
Interest expense, net	36,278	34,079
Income tax (benefit) expense	(1,300)	642
Depreciation and amortization	42,355	37,582
Gain on sale of real estate	(9,774)	(473)
Impairment of real estate investments	—	16,548
Costs associated with loan refinancing or payoff	—	15
Equity in (income) loss from joint ventures	(470)	88
EBITDAre (for the quarter) (C)	$133,683	$180,062

Litigation settlement expense	—	2,090
Transaction costs	6,923	405
Prepayment fees	—	(47,293)
Adjusted EBITDA (for the quarter)	$140,606	$135,264

Adjusted EBITDA (1) (D)	$562,424	$541,056

Net Debt/Adjusted EBITDA Ratio	5.8	5.6

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax expense (benefit), depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs (gain) associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. EBITDAre does not represent cash flow from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

(D)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) excluding gain on insurance recovery, severance expense, litigation settlement expense, impairment of direct financing lease (allowance for lease loss portion), the provision for loan losses, transaction costs and prepayment fees, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $7.3 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com